As filed with the Securities and Exchange Commission on January 4, 2024

 Registration No. 333-256939

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
Form S-3 Registration Statement No. 333-256939

UNDER
THE SECURITIES ACT OF 1933

LIVENT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-4699376
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1818 Market Street
Philadelphia, Pennsylvania, 19103
215-299-5900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Sara Ponessa
Vice President, General Counsel and Secretary
Livent Corporation
1818 Market Street
Philadelphia, Pennsylvania, 19103
215-299-5900
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Michael Kaplan
William H. Aaronson
Cheryl Chan
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to Registration Statement No. 333-256939 (the “Registration Statement”), filed by Livent Corporation (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) on June 9, 2021, and is being filed to deregister any and all securities registered pursuant to the Registration Statement that remain unsold or otherwise unissued under the Registration Statement.

On January 4, 2024, the transactions (collectively, the “transaction”) contemplated by the Transaction Agreement dated as of May 10, 2023, as amended by the Amendment to Transaction Agreement, dated as of August 2, 2023, the Second Amendment to Transaction Agreement, dated as of November 5, 2023 and the Third Amendment to Transaction Agreement, dated as of December 20, 2023 (as amended, the “Transaction Agreement”), by and among the Registrant, Allkem Limited, an Australian public company limited by shares (“Allkem”), Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (“Arcadium”), Lightning-A Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Arcadium Lithium Intermediate IRL Limited, a private company limited by shares and incorporated and registered in Ireland (“Irish IntermediateCo”) were completed and the Registrant became an indirect wholly owned subsidiary of Arcadium.

In connection with the transaction, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all such securities of the Registrant registered under the Registration Statement that remain unsold or unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on January 4, 2024. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act.

LIVENT CORPORATION
By:	/s/ Paul W. Graves
Name: Paul W. Graves
Title: President and Chief Executive Officer